June 7, 2007

Mr. George Hayes
172 Christopher Street
Montclair, NJ 07042

Dear George:

When executed by you and by Mohen, Inc. d/b/a SpiralFrog, a Delaware Corporation (the "Corporation"), this document shall constitute an employment agreement (the "Agreement") between you and the Corporation, as follows:

1.0 The Corporation hereby employs you on a full-time basis as Senior Vice President of Marketing and Sales for the term commencing June 7, 2007 for a period of three (3) years, unless terminated sooner by either the Corporation or you. You are an employee at-will and both the Corporation and you have the right to terminate the employment relationship at any time for any lawful reason. This Agreement may be extended if neither party gives to the other party notice of non-renewal on or before ninety days (90) days prior to the third anniversary hereof, and in that case, the term shall continue from the third anniversary hereof for successive one year periods thereafter unless either party gives notice of non-renewal not less than ninety days (90) days prior to the next succeeding expiration date, or your employment is terminated sooner.

You will be responsible for the marketing and sales of the Corporation. You accept such employment and shall devote your entire business time and best efforts to the faithful performance of the duties to which you are assigned during the term hereof to the exclusion of all other employment or any business activity which involves more than incidental and occasional use of your time.

Your performance of services hereunder shall be subject to the direction of the Chief Executive Officer. You agree to accept and perform without further consideration the duties of such offices, directorships and titles to which you are elected or named by the Corporation. You shall perform all travel requested by the Corporation or otherwise necessary in the performance of your responsibilities.

2.0 Compensation: In consideration of and in full payment for the due and faithful performance of the services rendered by you hereunder, commencing June 7, 2007, the Corporation shall pay you and you agree to accept a base salary at the rate of One Hundred Seventy-Five Thousand Dollars ($175,000) per annum; after the Corporation launches its music services and is receiving United States based revenues for three (3) months, commencing on the first day of month four (4), the base salary shall be Two Hundred Thousand Twenty-Five Dollars ($225,000) per annum. The Corporation shall pay the Executive incentive compensation at the rate of 35% of base salary in each of the two stair-step scenarios, and the Corporation's Compensation Committee shall determine the criteria. All incentive compensation shall be payable on the first day of the second month of the next calendar year. There shall be at least an annual review of your compensation in each subsequent year, no later than the anniversary date of the commencement of the term hereof based on your performance.

Ground Floor 95 Morton Street                                                            New York, NY 10014 - wwwspiralfrog.com

Payments to you of salary hereunder shall be made two times per month on the dates established by the Corporation. All payments under this Agreement shall be subject to all deductions and withholding as required by law and shall be subject to the condition of your full compliance with the terms hereof.

You shall be entitled to reimbursement for reasonable expenses incurred by you in connection with your employment upon presentation of proper vouchers therefore in accordance with the usual procedures of the Corporation.

3.0 Additional Compensation — Stock: In consideration for your commitment to the Corporation you have been granted Two Hundred Fifty Thousand (250,000) Restricted Shares/Stock Options for shares of Common Stock of Mohen, Inc., commencing on June 7, 2007.

4.0 Benefits: You shall be entitled to participate in and receive benefits under and in accordance with the provisions of the Corporation's employee benefit plans or programs now or hereafter in effect that are applicable to you.

You shall be entitled to fifteen (15) days annual paid vacation. Unused vacation time may not be carried over to a subsequent year and you will not receive payment for unused vacation time.

C Tprminatinn• Von chaff have no further riohtc hereunder after the date of termination and all obligations of the Corporation to provide compensation and benefits (including, without limitation, the obligation to pay the base salary and incentive compensation) shall cease, effective as of the date of termination, except that any unpaid base salary accrued as of such date shall be paid to you accordingly.

6.0 Proprietary Information: For purposes of this Agreement, "Proprietary Information" shall mean any information relating to the business of the Corporation that has not previously been publicly released by duly authorized representatives of the Corporation and shall include (but shall not be limited to) Corporation information encompassed in all drawings, designs, plans, proposals and all methods, concepts, and/or ideas used in and which have or may have a material importance to the business of the Corporation, including without limitation, computer software and supporting documentation relating to the website.

a. You agree to regard and to preserve as confidential all Proprietary Information pertaining to the Corporation's business that has been or may be obtained by you during your employment with the Corporation, whether you have such information in your memory or in writing or other physical form.

b. Upon termination of your employment hereunder, you shall deliver up to the Corporation all proprietary information, including without limitation, all lists of customers, correspondence, accounts, records, and any other documents or property made or held by you or under your control in relation to the business affairs of the Corporation or its affiliates, and no copy of any such proprietary information shall be retained by you.

7.0 Non Disclosure of Corporation Business Information: In the course of your service to the Corporation, you may be given or have access to certain proprietary information relating to the Corporation's business that is not generally known to persons outside the Corporation. This information may include, but is not limited to, financial information, marketing and sales information, customer information (including the identity of the Corporation's customers and prospects), product information, and any information of any third party that has been provided to the Corporation in confidence. Such Corporation business information will not include any information that is (i) voluntarily disclosed to the public by the Corporation or by the third party providing the information in confidence to the Corporation, (ii) independently developed and disclosed by others, or (iii) otherwise enters the public domain through lawful means.

8.0 Non-Compete: During the employment relationship with the Corporation and for a period of one year after the termination of such employment, you will not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, agent, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the combined voting power of the outstanding stock of a publicly held company) compete with the Corporation in ad supported free music.

9.0 You acknowledge that the services to be rendered by you to the Corporation are of a special and unique character and that the restrictions specified in Sections 6.0, 7.0 and 8.0 of this Agreement are reasonable and shall survive the termination of your employment. In the event of a breach or threatened breach by you of any of the provisions of either Sections 6.0, 7.0 or 8.0 of this Agreement, the Corporation shall be entitled to an injunction restraining you from the commission of such breach, in addition to all other remedies provided at law and equity.

10.0 The Corporation may assign this Agreement and all its rights hereunder to any entity controlling, controlled by, or under common control with the Corporation. You may not at any time assign this Agreement nor any right or interest hereunder.

11.0 Any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally to you, the Chief Executive Officer, or the President of the Corporation, or duly mailed to the other party by prepaid registered or certified mail, return receipt requested. The address for notices shall be (a) for you, the one set forth above; and (b) for the Corporation: MOHEN, INC, d/b/a SpiralFrog, 95 Morton Street, New York, NY 10014, or such new headquarters address as the Corporation may relocate to in the future. If any provision of this agreement or the application thereof shall for any reason be invalid or unenforceable, such provision shall be limited only to the extent necessary in the circumstances to make such provision valid or enforceable and its partial or total invalidity or unenforceability shall in any event not affect the remaining provisions of this agreement, which shall continue in full force and effect.

12.0 This Agreement shall be construed according to the laws of the State of New York; constitutes the entire understanding between the parties, and cannot be changed or terminated orally but only by an instrument in writing signed by both parties hereto, and cancels and supersedes all prior oral or written understandings and agreements between the parties hereto. The sole jurisdiction and venue for any litigation arising out of this Agreement shall be an appropriate federal or state court in the state of New York.

If this is in agreement with your understanding, kindly so indicate by signing in the space provided below.

MOHEN INC. d/b/a SpiralFrog

By:	/s/ Orville Hagler
Orville Hagler
Corporate Secretary For the Board of Directors

ACCEPTED AND AGREED TO:

/s/ George Hayes
George Hayes
Date: 6-8-07